Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Vyant Bio, Inc. (formerly known as Cancer Genetics, Inc.) on Form S-1 of our report dated March 31, 2021 with respect to our audit of the consolidated financial statements of Cancer Genetics, Inc. and subsidiaries as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2020. We were dismissed as auditors on April 5, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, Texas

April 29, 2022